PROSPECTUS SUPPLEMENT dated June 4, 2002
(to Prospectus dated October 31, 2001)

J.P. MORGAN CHASE & CO.

Debt Securities
Preferred Stock
Depositary Shares
Warrants

This Prospectus Supplement supplements our Prospectus dated October 31, 2001 relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus")

ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the "5 5/8% Senior Notes Due 2006" to reflect the issuance of the Company Senior Securities described below following the date of the Prospectus:

5.35% Notes due 2007
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Initial Issuance date:	$1,500,000,000 March 1, 2007 March 1 and September 1 February 15 and August 15 March 6, 2002

5.25% Notes due 2007
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Initial Issuance date:	$2,000,000,000 May 30, 2007 May 30 and November 30 May 15 and November 15 May 30, 2002

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Senior Securities" following the summary terms of the Company's outstanding Senior Medium-Term Notes, Series C to reflect the issuance, following the date of the Prospectus, of the Company Senior Securities described below:

Additional Senior Medium-Term Notes, Series C

We have issued $2,469,940,000 aggregate principal amount of our Senior Medium-Term Notes, Series C (the "Series C Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series C Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption dates,
      if any.

The interest rate bases or formulas applicable to Series C Notes that bear interest at floating rates are indicated in the table below. The Series C Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series C Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Date

February 5, 2002	$ 441,000,000	February 5, 2004	LIBOR Telerate reset quarterly + .115%

February 5, 2002	$ 385,000,000	February 5, 2004	LIBOR Telerate reset monthly + .135%

February 28, 2002	$ 17,390,000	February 28, 2005

6.00% until February 28, 2003; 7.50% minus one-year LIBOR Telerate from February 28, 2003 until February 28, 2004, and 8.50% minus one-year LIBOR Telerate from February 28, 2004 until maturity. Redeemable annually on February 28.

March 22, 2002	$ 141,500,000	September 22, 2004	LIBOR Telerate reset quarterly + .016%

March 28, 2002	$ 9,000,000	September 28, 2006

7.50% multiplied by the number of days within an interest period that 3 month LIBOR is greater than 0% but less than or equal to 6.00% over the total number of days in the applicable interest period. Redeemable on March 28, 2004 and on each interest payment date thereafter.

May 24, 2002	$ 814,050,000	May 20, 2004	LIBOR Telerate reset quarterly + .17%

May 24, 2002	$ 372,000,000	May 20, 2005	LIBOR Telerate reset quarterly + .27%

May 24, 2002	$ 200,000,000	November 24, 2003	LIBOR Telerate reset quarterly + .10%

June 4, 2002	$ 90,000,000	June 4, 2004	LIBOR Telerate reset quarterly +.17%

ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Subordinated Securities" following the summary terms of the "6.75% Subordinated Notes due 2011" to reflect the issuance of the Company Subordinated Securities described below following the date of the Prospectus:

6.625% Subordinated Notes due 2012
Initial principal amount of series (subject to increase): Maturity date: Interest payment dates: Record dates: Initial Issuance date:	$1,000,000,000 March 15, 2012 March 15 and September 15 March 1 and September 1 March 13, 2002

The following is added to the section of the Prospectus entitled "Company Debt Securities - Company Subordinated Securities" following the summary terms of the Company's outstanding Subordinated Medium-Term Notes, Series A to reflect the issuance, following the date of the Prospectus, of the Company Subordinated Securities described below:

Additional Subordinated Medium-Term Notes, Series A

We have issued $25,000,000 aggregate principal amount of our Subordinated Medium-Term Notes, Series A (the "Series A Notes") since the date of the Prospectus. In the table below we specify the following terms of those Series A Notes:
o   Issuance date;
o   Principal amount;
o   Maturity date; and
o   Interest rate and redemption dates,
      if any.

The interest rate bases or formulas applicable to Series A Notes that bear interest at floating rates are indicated in the table below. The Series A Notes are not subject to a sinking fund and are not redeemable unless a redemption date is indicated below. Unless otherwise indicated below, Series A Notes that are redeemable are redeemable at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Issuance Date	Principal Amount	Maturity Date	Interest Rate/ Redemption Date

November 28, 2001	$ 25,000,000	November 28, 2016	6.250%; redeemable commencing November 29, 2004 and on any interest payment date thereafter with 40 calendar days notice.